Exhibit 10.2
Reorganization Agreement
January 19, 2006

This agreement is entered into between Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd (“Yangling Daiying”) and Hunan Ze An Pharmaceutical Co., Ltd. (“Ze An” formerly Hunan Jin Jin Pharmaceutical Co., Ltd.) and its shareholder Zhongyu Lu, Aibin Chen and Weiliang Wu (“Shareholders of Ze An”).

Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd is a stock-based company incorporated at No.10 Tai Cheng South Road, Yangling Demonstration Zone, Shaanxi, P.R. China, and with Wenxia Guo as its legal representative.

Hunan Ze An Pharmaceutical Co., Ltd is a limited company incorporated at Anxiang Industrial Park, Hunan, P.R. China, and with Zhongyu Lu as its legal representative.

In order to optimize and coordinate Yangling Daiying and Ze An’s resources, promote the cross-province development, satisfy the requirements of the market, two parties agree to reorganize under the following terms and conditions after carefully considering the advantages of the two parties:

1.
Shareholders of Yangling Daiying and Ze An agree that the Reorganization Agreement is entered based on the principles of equality, free-will and mutual benefit. This agreement is made in accordance with the Chinese laws and Aibin Chen is the legal representative of Ze An who is also the entitled person to sign on this agreement.

2.	Shareholders of Ze An invested RMB8,000,000 to found Ze An which is confirmed by Yangling Daiying.

3.
Yangling Daiying shall pay Weiliang Wu RMB 1,440,000 for 18% of Ze An which is held by Weiliang Wu; Yangling Daiying shall pay Zhongyu Lu RMB1,960,000 and 120,900 shares of common stocks of Worldwide Biotech & Pharmaceutical Company for 52% of the total stocks originally held by Zhongyu Lu which equals 37% of the total ZeAn’s stock. The unit price of common stocks is calculated as the negotiable price say, $1 per share and the total amount of which equals to RMB3,992,800 using the agreed upon exchange rate of RMB8.27 to US$1.00. Yangling Daiying shall pay Aibin Chen 90,670 shares of common stocks of Worldwide Biotech & Pharmaceutical Company for 10% of Ze An which is held by Aibin Chen. The unit price of common stocks is calculated as the negotiable price say, $1 per share and the total amount of which equals to RMB3,992,800 using the agreed upon exchange rate of RMB8.27 to US$1.00. After the reorganization, Yangling Daiying controls 65% of Ze An, Aibin Chen controls 20% and Zhongyu Lu controls 15%.

4.	Payment Methods in Cash and Equity

a)	Yangling Daiying shall pay Weiling Wu RMB720,000 and Zhongyu Lu RMB980,000 as soon as the Reorganization Agreement is entered.

b)
It’s Yangling Daiying’s responsibility to have its parent company, Worldwide Biotech & Pharmaceutical Company to issue 120,900 shares of its common stocks to Zhongyu Lu and 90,670 shares to Aibin Chen.

c)
With the cooperation of Ze An, Yangling Daiying has the responsibility to do the necessary filings for the reorganized company, such as registration, tax report, registrations at the State Food and Drug Administration, intellectual properties, trademarks, and related processes after the acquisition. Yangling Daiying shall pay Weiliang Wu RMB720,000 and Zhongyu Lu RMB500,000.

d)
Shareholders of Ze An acknowledge that Ze An does not have any undisclosed debts, liabilities, assets lost, on-going lawsuit and potential lawsuit against Ze An. Otherwise, shareholders of Ze An shall take all legal responsibilities.

e)
The reorganized company must be audited by international accountant firm, shareholders of Ze An must assist the accountant firm to review the financials for the former financial years. Yangling Daiying shall pay Zhongyu Lu 480,000 when the financial auditing on Ze An is done.

5.	The reorganized company shall appoint new Board of Directors. Yangling Daiying shall be the legal representative of the reorganized company.

6.
Upon finishing the transaction, the new company shall be the share-controlling company of Yangling Daiying, all of the operation activities shall be in accordance of Law of Corporations of P.R. China and Article in Law of the new company. Yangling Daiying has responsibilities to supervise, inspect and direct the operation activities of the new company.

7.
Upon closing the transaction, the two parties shall cooperate with each other to finish the necessary registration process, and authorize international accountant firm to start audit on Ze An’s financials.

8.	The agreement can be amended with the written permissions from both parties.

9.
Breaches of the agreement: If there’s any party breaches any terms of the agreement, the other party have the right to terminate the contract and request for compensation for all related damages, the disputed shall be resolved through arbitration or legal proceedings. The agreement is governed by China law and under the jurisdiction of the court in Xi’an, P.R. China.

10.	There are six original copies of this Agreement, of which Yangling Daiying takes two copies, Ze An takes two copies and the other two copies are backed up at the related authorities.

Yangling Daiying: Yangling Daiying Biotech Engineering Co., ltd

Date: January 19, 2006	By:	/s/ Wenxia Guo

Legal Representative

Ze An: Hunan Ze An Pharmaceutical Co. Ltd.

Date: January 19, 2006	By:	/s/ Zhongyu Lu

Legal Representative